                                                                    EXHIBIT l(2)



  [AIM LOGO             [A I M ADVISORS, INC. LETTERHEAD]
APPEARS HERE]
                                December 27, 2000

Board of Trustees
AIM Funds Group
11 Greenway Plaza, Suite 100
Houston, Texas 77046-1173

Re:      Initial Capital Investment in New Portfolio of
         AIM Funds Group (The "Fund")

Ladies and Gentlemen:

         We are purchasing shares of the Fund for the purpose of providing initial investment for a new investment portfolio of the Fund. The purpose of this letter is to set out our understanding of the conditions of and our promises and representations concerning this investment.

We hereby agree to purchase shares equal to the following dollar amount for the portfolio:

                  FUND                               AMOUNT             DATE
                  ----                               ------             ----
AIM Worldwide Spectrum Fund - Class A Shares         $ 10.00          December 27, 2000

AIM Worldwide Spectrum Fund - Class B Shares         $ 10.00          December 27, 2000

AIM Worldwide Spectrum Fund - Class C Shares         $ 10.00          December 27, 2000

AIM Worldwide Spectrum Fund - Class A Shares         $1,000,000       December 28, 2000

         We understand that the initial net asset value per share for the portfolio named above will be $10.

         We hereby represent that we are purchasing these shares solely for our own account and solely for investment purposes without any intent of distributing or reselling said shares. We further represent that disposition of said shares will only be by direct redemption to or repurchase by the Fund.

         We further agree to provide the Fund with at least three days' advance written notice of any intended redemption and agree that we will work with the Fund with respect to the amount of such redemption so as not to place a burden on the Fund and to facilitate normal portfolio management of the Fund.

                                            Sincerely yours,

                                            A I M ADVISORS, INC.


                                            By: /s/ ROBERT H. GRAHAM
                                                ------------------------
                                                    Robert H. Graham
                                                    President

cc:   Sherri Arbour
      Sara Ehlert-Gerke
      Mark Gregson